Exhibit 99.1

Contact:

William J. Dawson

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6053

CERUS CORPORATION ANNOUNCES FIRST QUARTER
FINANCIAL RESULTS

CONCORD, Calif., May 3, 2005 – Cerus Corporation (Nasdaq: CERS) today announced results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 was $6.4 million, up from $3.6 million for the first quarter of 2004, due to increases in funding for immunotherapy research and development from the U.S. Armed Forces and amounts recognized in the current year from deferred upfront payments that were received from partners in the second, third and fourth quarters of 2004.  Total operating expenses for the first quarter of 2005 were $7.5 million, down from $11.7 million for the same period in 2004, due primarily to the effects of the strategic realignment implemented in June 2004.

Loss from operations for the first quarter of 2005 narrowed to $1.1 million from $8.1 million for the first quarter of 2005 as a result of both increased funding for research and development programs and reduced operating expenses. As compared to the immediately preceding quarter, operating loss declined from $4.4 million in the fourth quarter of 2004.

Net income for the first quarter of 2005 was $21.4 million, or $0.92 per diluted share, compared to a loss of $9.2 million, or $0.42 per share, for the first quarter of 2004. Net income in the current period includes a one-time non-operating gain of $22.1 million recognized in connection with the restructured commercialization and loan agreements with Baxter announced in February 2005.

At March 31, 2005, the company had cash, cash equivalents and short-term investments of $55.9 million, down from $95.3 million at year-end, reflecting the payment of $34.5 million to Baxter in connection with the loan settlement and cash consumed in operations during the first quarter.

“The results for the first quarter were dominated by the $22.1 million non-operating gain resulting from the settlement of our loan dispute with Baxter,” said Claes Glassell, president and CEO of Cerus.  “Our cash balance at the end of March reflected not only the payment of $34.5 million to Baxter in February, but also the use of $4.7 million in operations, of which $2.3 million related to bonuses earned based on achievement of last year’s corporate objectives and annual insurance premiums that were paid during the quarter.  We are maintaining our goal of ending the year with in excess of $45 million in cash.”

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. Interested parties can access a live Internet broadcast at http://www.cerus.com. For those unable to listen to the live broadcast, the call will be temporarily archived.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne for the INTERCEPT Blood System.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding potential efficacy of products, product development and commercial potential, the availability of cash resources to fund operating expenses and capital needs and the company’s relationship with its partners are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties inherent in developing biotechnology products based on new technologies, the timing and results of our clinical trials and other development activities, market acceptance of our products, actions by regulatory authorities at any stage of the development process, the availability of governmental or third party reimbursement for the use of our products, the size of the markets for our products, our reliance on our relationship with Baxter, competitive conditions, manufacturing capabilities, our successful completion of our product components’ commercial design, our ability to demonstrate a sufficient shelf-life of our product components, development and testing of additional configurations of our products, product liability, our limited operating history, additional financing activities, protection of our intellectual property rights, volatility in our stock price, legal proceedings, on-going compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other factors discussed in the company’s Form 10-K/A for fiscal 2004, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

CERUS CORPORATION

SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended March 31,
	2005	2004

Revenue	$6,401	$3,647

Operating expenses:
Research and development	5,049	8,668
General and administrative	2,421	3,043
Total operating expenses	7,470	11,711
Loss from operations	(1,069)	(8,064)
Gain on loan settlement	22,089	—
Interest income (expense), net	364	(1,130)
Net income (loss)	$21,385	$(9,194)

Net income (loss) per share - basic	$0.96	$(0.42)
Net income (loss) per share - diluted	$0.92	$(0.42)
Shares used in computing net income (loss) per share - basic	22,257	22,084
Shares used in computing net income (loss) per share - diluted	23,285	22,084

Condensed Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004

Cash, cash equivalents and short-term investments	$55,858	$95,334
Accounts receivable from a related party	47	4
Accounts receivable and other current assets	4,460	4,533
Furniture and equipment, net	953	947
Other assets	1,260	1,260

Total assets	$62,578	$102,078

Accounts payable and other current liabilities	$4,686	$6,087
Accounts payable to a related party	—	196
Current payable to a related party	—	34,500
Deferred gain on loan settlement	—	22,089
Deferred revenue	10,469	13,217
Long-term debt and accrued interest,
payable to a related party	4,557	4,500
Stockholders’ equity	42,866	21,489

Total liabilities and stockholders’ equity	$62,578	$102,078

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